Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-224089-01) of Washington Prime Group, L.P. and in the related Prospectus of our reports dated March 16, 2021, with respect to the consolidated financial statements and schedule of Washington Prime Group, L.P. and the effectiveness of internal control over financial reporting of Washington Prime Group, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Indianapolis, Indiana
March 16, 2021